Exhibit 99.5

BUILDING ON A GLOBAL POWERHOUSE

I’m pleased to share some exciting news. Today, we announced publicly that we sent a letter to the Board of Directors of Cadbury plc to discuss the possibility of acquiring the company. We believe this transaction would enhance our growth and improve our margins, continuing to build on a global powerhouse in snacks, confectionery and quick meals. You can read further details in this press release. (link to press release) Although we are only in the early stages of this process, having made our letter to Cadbury plc’s Board public, I wanted to be sure you heard about this from me directly.

Our Board and I believe that this proposed acquisition is one of our best strategic moves at this time. Our businesses are highly complementary. As a combined entity, we would be a company with annual revenues of approximately $50 billion.

Cadbury plc is strong in categories, markets and channels where we would benefit from additional presence. Specifically, this proposed deal would add to our scale in key developing markets including Brazil, China, Russia, and Mexico, while giving us a solid on-the-ground entry into India. Should the combination with Cadbury plc be completed, we would expect to revise our long-term growth targets to 5+% for revenue and 9-11% for earnings per share, from our previously announced 4+% and 7-9%, respectively. All this suggests that the potential acquisition of Cadbury plc would be a terrific next step in our journey to top-tier financial performance.

That’s why we are excited about the potential opportunities this proposed combination would bring to both companies’ employees, consumers, customers, business partners and, of course, shareholders.

I have great respect for Cadbury plc, its employees and its heritage. Like Kraft Foods, Cadbury plc has built iconic brands over many generations by focusing on quality, innovation and marketing. Our companies already employ many best practices and share common values – from the importance of food safety to sustainable sourcing.

Because Cadbury plc’s Board rejected our proposal, we are making it public in order to encourage constructive dialogue and work toward a recommended offer.

As the situation develops, you’ll no doubt read about it in the news and have questions about what it means for you. While there may be more questions than answers at this point, we’ve attached a brief Q&A that shares what we know today. (link)

Of course, we’ve only just begun this process and the deal is subject to various conditions. It may be some time before it’s done, and there is no guarantee that we will move from the proposal stage to making a formal offer, or that we will successfully reach completion if an offer is made. Throughout, however, I will keep you informed as best as possible.

We believe that this combination promises an even greater future for Kraft Foods and Cadbury plc. That said, it is important to remember that our current strategic plan would, if achieved, get us to our stated goal of 7-9% annual EPS growth without this proposed acquisition. So, while I hope that we can negotiate and close this transaction, what I need you to do is remain focused on delivering a strong Q3 and balance of the year. I know that I can count on you to deliver.

Irene

Nothing in this document is intended to be a profit forecast and the statements in this document should not be interpreted to mean that the earnings per Kraft Foods share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements regarding our possible offer to combine with Cadbury plc. Such statements include statements about the benefits of the proposed combination, expected future earnings, revenues and cost savings and other such items, based on our plans, estimates and projections. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, the possibility that the possible offer will not be pursued and the risk factors set forth in our filings with the US Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this document except as required by applicable law or regulation.

ADDITIONAL US-RELATED INFORMATION

This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury plc or Kraft Foods. Subject to future developments, Kraft Foods may file a registration statement and/or tender offer documents with the SEC in connection with the proposed combination. Cadbury plc shareholders should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they will contain important information. Those documents, if and when filed, as well as Kraft Foods’ other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

RESPONSIBILITY STATEMENT

The directors of Kraft Foods each accept responsibility for the information contained in this document, save that the only responsibility accepted by them in respect of information in this document relating to Cadbury plc or the Cadbury Group (which has been compiled from public sources) is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the directors of Kraft Foods (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of that information.